Exhibit 99.1

Contact:
Ashlee Dunston
Sr. Director, Investor Relations and Public Affairs
adunston@atyrpharma.com

aTyr Pharma Announces First Quarter 2026 Results and Provides Corporate Update

Company to continue development of efzofitimod in pulmonary sarcoidosis following Type C meeting with the FDA.

Company plans to submit an IND in June 2026 for a Phase 3 study of efzofitimod in patients with chronic, symptomatic pulmonary sarcoidosis with restrictive lung disease utilizing FVC as primary endpoint and KSQ-Lung as key secondary endpoint.

On track to complete enrollment in Phase 2 EFZO-CONNECT™ study of efzofitimod in SSc-ILD in the first half of 2026.

Ended the first quarter 2026 with $68.3 million in cash, cash equivalents, restricted cash and investments.

SAN DIEGO – May 15, 2026 – aTyr Pharma, Inc. (Nasdaq: ATYR) (“aTyr” or the “Company”), a clinical stage biotechnology company engaged in the discovery and development of first-in-class medicines from its proprietary tRNA synthetase platform, today announced first quarter 2026 results and provided a corporate update.

“2026 is off to a productive start, as we now have a clear path forward for efzofitimod in pulmonary sarcoidosis, a major form of interstitial lung disease (ILD), following our recent Type C meeting with the U.S. Food and Drug Administration (FDA),” said Sanjay S. Shukla, M.D., M.S., President and Chief Executive Officer of aTyr. “Based on feedback from the FDA, we plan to file an investigational new drug (IND) application next month for a new Phase 3 study in patients with chronic, symptomatic pulmonary sarcoidosis with restrictive lung disease utilizing forced vital capacity (FVC) as the primary endpoint of the study and the King’s Sarcoidosis Questionnaire (KSQ)-Lung score as a key secondary endpoint. We look forward to the continued advancement of efzofitimod in this form of ILD where there remains a high unmet medical need.”

First Quarter 2026 and Subsequent Period Highlights

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Announced plans to continue the development of efzofitimod in pulmonary sarcoidosis following a Type C meeting with the FDA to review the results of the Phase 3 EFZO-FIT™ study and determine the path forward for efzofitimod in pulmonary sarcoidosis. The Company plans to file an IND in June 2026 for a new Phase 3 study in patients with chronic, symptomatic pulmonary sarcoidosis with restrictive lung disease utilizing FVC as the primary endpoint of the study and the

KSQ-Lung score as the key secondary endpoint. The Phase 3 trial is expected to be a global, randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of efzofitimod in patients with moderate to severe pulmonary sarcoidosis. The 54-week study will consist of two parallel cohorts randomized equally to either 5.0 mg/kg efzofitimod or placebo dosed intravenously once every 3 weeks for a total of 17 doses. The study is intended to enroll up to approximately 372 patients with symptomatic pulmonary sarcoidosis with restrictive lung disease who are receiving a stable dose of ≤ 5.0 mg daily oral corticosteroid and/or a background immunosuppressant. All background treatment will remain stable throughout the duration of the study. The primary endpoint of the study will be change from baseline in FVC at week 48 and the key secondary endpoint will be change from baseline in the KSQ-Lung score at week 48.
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On track to complete enrollment in the Phase 2 EFZO-CONNECT™ study to evaluate the efficacy, safety and tolerability of efzofitimod in patients with limited or diffuse systemic sclerosis (SSc, or scleroderma)-related ILD (SSc-ILD) in the first half of 2026. This proof-of-concept study is a randomized, double-blind, placebo-controlled, 28-week study consisting of three parallel cohorts randomized 2:2:1 to either 270 mg or 450 mg of efzofitimod or placebo administered intravenously monthly for a total of six doses. The study intends to enroll up to 25 patients at multiple centers in the United States. Promising interim data from the study were reported in the second quarter of 2025.
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Poster related to the Company's investigational new drug candidate, ATYR0101, accepted for presentation at the Extracellular Matrix Pharmacology Congress, which is scheduled to take place June 14 – 17, 2026 in Copenhagen, Denmark. The poster, which is titled, “Natural Asp-tRNA Synthetase Fragment Interacts with LTBP-1 on the ECM Promoting Myofibroblast Apoptosis and Reducing Fibrosis,” presents research indicating that AYTR0101 selectively induces myofibroblast apoptosis via modulation of focal adhesion kinase (FAK) signaling through a novel binding interaction with latent-transforming growth factor beta binding protein 1 (LTBP-1) and results in a significant reduction of fibrosis in lung and kidney models. The poster will be available on the Company’s website once presented.

First Quarter 2026 Financial Highlights and Cash Position

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Cash & Investment Position: Cash, cash equivalents, restricted cash and available-for-sale investments as of March 31, 2026, were $68.3 million.
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R&D Expenses: Research and development expenses were $7.3 million for the first quarter 2026, which consisted primarily of costs for the Phase 3 EFZO-FIT™ and Phase 2 EFZO-CONNECT™ studies and research and development costs for the Company’s preclinical product candidates.
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G&A Expenses: General and administrative expenses were $4.1 million for the first quarter 2026.

About Efzofitimod

Efzofitimod is a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease (ILD), a group of immune-mediated disorders that can cause inflammation and fibrosis, or scarring, of the lungs. Efzofitimod is a tRNA synthetase derived therapy that selectively modulates activated myeloid cells through neuropilin-2 to resolve inflammation without immune suppression and potentially prevent the progression of fibrosis. Efzofitimod is currently being investigated in the Phase 2 EFZO-CONNECT™ study in patients with systemic sclerosis (SSc, or scleroderma)-related ILD, and aTyr intends to submit an investigational new drug (IND) application in June 2026 for a global Phase 3 study of efzofitimod in patients with pulmonary sarcoidosis, a major form of ILD. These forms of ILD have limited therapeutic options and there is a need for safer and more effective, disease-modifying treatments that improve outcomes.

About aTyr

aTyr is a clinical stage biotechnology company leveraging evolutionary intelligence to translate tRNA synthetase biology into new therapies for fibrosis and inflammation. tRNA synthetases are ancient, essential proteins that have evolved novel domains that regulate diverse pathways extracellularly in humans. aTyr’s discovery platform is focused on unlocking hidden therapeutic intervention points by uncovering signaling pathways driven by its proprietary library of domains derived from all 20 tRNA synthetases. aTyr’s lead therapeutic candidate is efzofitimod, a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease, a group of immune-mediated disorders that can cause inflammation and progressive fibrosis, or scarring, of the lungs. For more information, please visit www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identified by the use of words such as “aims,” “anticipates,” “believes,” “can,” “designed,” “expects,” “hopes,” “intends,” “look toward,” “may,” “plans,” “potential,” “project,” “suggest,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, among others, statements regarding the potential therapeutic benefits and applications of efzofitimod and ATYR0101; timelines and plans with respect to certain development activities and development goals, including the submission (and planned timing of submission) of an IND for a Phase 3 study of efzofitimod in pulmonary sarcoidosis in June 2026, the proposed design of our planned Phase 3 study of efzofitimod in pulmonary sarcoidosis, including the dosing regimen, enrollment expectations, targeted endpoints, and strategy to focus on a more limited patient population; our interpretation of the results of the Phase 3 EFZO-FIT™ study and the meaning of those interpretations for our planned Phase 3 study; the expected size and number of patients to be enrolled in the Phase 2 EFZO-CONNECT™ study; and our expectation that the EFZO-CONNECT™ study will complete enrollment in the first half of 2026. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations, strategies or prospects will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainty related to interactions with the FDA in general, risks related to our reliance on third-party partners and the potential that such partners may not perform as anticipated, the fact that NRP2 and tRNA synthetase biology is not fully understood, uncertainty regarding the ultimate long-term impact of evolving macroeconomic and geopolitical conditions, the risks associated with targeting a more limited patient population in our planned Phase 3 study of efzofitimod in pulmonary sarcoidosis, the risk of delays in our clinical trials, risks associated with the discovery, development and regulation of our existing or future product candidates, including the uncertainty of related costs and regulatory filings and the risk that results from clinical trials or other studies may not support further development, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the fact that our collaboration agreements are subject to early termination, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
	(unaudited)
Operating expenses:
Research and development	7,317	11,814
General and administrative	4,119	3,959
Total operating expenses	11,436	15,773
Loss from operations	(11,436)	(15,773)
Total other income (expense), net	644	892
Consolidated net loss	(10,792)	(14,881)
Net loss attributable to noncontrolling interest in Pangu BioPharma Limited	1	1
Net loss attributable to aTyr Pharma, Inc.	$(10,791)	$(14,880)
Net loss per share, basic and diluted	$(0.11)	$(0.17)
Shares used in computing net loss per share, basic and diluted	98,043,839	86,485,126

ATYR PHARMA INC.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)
Cash, cash equivalents, restricted cash and available-for-sale investments	$68,318	$80,922
Other receivables	477	873
Property and equipment, net	4,237	4,263
Operating lease, right-of-use assets	5,441	5,524
Financing lease, right-of-use assets	447	596
Prepaid expenses and other assets	734	825
Total assets	$79,654	$93,003

Accounts payable and accrued expenses	$10,213	$13,682
Current portion of operating lease liability	890	836
Current portion of financing lease liability	596	630
Long-term operating lease liability, net of current portion	10,063	10,308
Long-term financing lease liability, net of current portion	151	259
Total stockholders’ equity	57,741	67,288
Total liabilities and stockholders’ equity	$79,654	$93,003